Exhibit 10.22
SEPARATION AGREEMENT AND GENERAL RELEASE
This Separation Agreement and General Release (“Agreement” herein) is made and entered into as of this 11th day of November, 2008, by and between Alan McGrevy, a resident of Camarillo, California (“MCGREVY”), and Kreido Biofuels, Inc., a Nevada corporation having its principal place of business in the State of California (“Kreido”), and Kreido Laboratories, a California corporation ( together with Kreido, the “Company”).
A. MCGREVY has been employed as an officer of Kreido and as an officer of Kreido Laboratories pursuant to a certain Employment Agreement dated April 10, 2007 (the “Employment Agreement”).
B. The parties desire to terminate the employment of MCGREVY by the Company effective on the effective date set forth below.
C. MCGREVY holds options (“Options”) to purchase shares of Kreido common stock the excise price of which is significantly greater than the market value of Kreido common stock and the parties desire to terminate said options.
D. Although there are no known disputes currently existing between MCGREVY and Company, the parties wish to permanently provide for and resolve any and all disputes that could arise out of MCGREVY’s employment with Company and the termination of MCGREVY’s employment.
For and in consideration of the mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties do hereby agree as follows:
1. TERMINATION OF EMPLOYMENT. MCGREVY and the Company hereby agree that the employment of MCGREVY by the Company shall cease, without further notice or action on the Effective Date. The termination of MCGREVY’s employment shall also terminate the Employment Agreement but shall not terminate or release MCGREVYS from any obligation, covenant or liability under the Employment Agreement that expressly survives termination of the Employment Agreement, except as specifically provided herein.
2. NO DISPUTES OR ADMISSIONS. The parties agree that this Agreement, and the performance of the acts required hereunder do not constitute an admission of liability, culpability, negligence or wrongdoing on the part of anyone, and will not be construed for any purpose as an admission of liability, culpability, negligence or wrongdoing by any party and/or by any party’s current, former or future predecessors, successors, officers, directors, shareholders, agents, employees and assigns. MCGREVY and Company hereby acknowledge that there exists no disagreements, disputes, misunderstandings or misinterpretations by and among them with regard to MCGREVY’s employment or any act or omission as an officer or employee of Company and/or his termination of such employment. In furtherance of the foregoing:
(a) MCGREVY’s employment with Company shall terminate voluntarily effective as of the Effective Date;
(b) No accrued but unpaid salary or other compensation is owed to MCGREVY by Company. No accrued but unpaid paid time off is due and payable to MCGREVY;
(c) No reimbursable expenses are due and payable to MCGREVY; and
(d) As of the date of this Agreement, MCGREVY has not suffered any on the job injuries, family or medical leave claims, occupational diseases or wage or overtime claims relating to MCGREVY’s employment at the Company.

3. CONSIDERATION.
(a) Fixed Severance Pay. Kreido agrees that on the Effective Date, it will pay, to MCGREVY, the gross sum indicated in the space below as the Fixed Severance Payment, less all applicable withholding and payable taxes and benefits, contributions or payments that are billed in arrears (“Fixed Severance Payment”). MCGREVY acknowledges that the Fixed Severance Payment is made by Kreido in consideration of the general release and other covenants set forth herein below, the knowing waiver of employment-related claims and all other covenants given by MCGREVY pursuant to this Agreement. In addition, the Company will pay MCGREVY on the Effective Date his salary and accrued but unpaid paid time off pay through November 30, 2008, less all applicable withholding and payroll taxes and benefits, contributions or payments.
(b) Contingent Severance Pay. Kreido agrees to pay MCGREVY only upon the execution and delivery on or before January 31, 2009 of an agreement to sell all or substantially all of the assets of the Company ( a “Purchase Agreement”) a payment in the gross sum indicated in the space below as Contingent Severance Pay (the “Contingent Severance Pay”).
(c) Repurchase Of Options. MCGREVY has been granted the following stock options:

	Exercise
	Price per	Option Share	Option Shares Vested as of
Grant Date	share	Quantity	Effective Date
April 1, 2005	$0.09	270,781	270,781
April 10, 2007	$1.20	308,125	308,125
April 10, 2007, repriced February 1, 2008	$0.33	271,875	163,125
On the Effective Date, Kreido will repurchase all Options to purchase shares of Kreido common stock from MCGREVY for $750.00.
(d) Reference Letter. Kreido agrees to provide MCGREVY with a reference letter signed by the Chief Executive Officer of Kreido, which MCGREVY may use in his future employment endeavors.

(e) Continuation of Medical Insurance Benefits. The Company’s group medical insurance for MCGREVY and his dependents will continue through December 31, 2008. The Company will promptly provide MCGREVY with written materials which describe his rights to continue his and his dependents’ participation in Kreido’s group provider medical plan pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) commencing January 1, 2009. If MCGREVY timely elects to continue his and his dependents’ participation in such plan pursuant to the provisions of COBRA, Kreido will issue checks to MCGREVY payable to the COBRA administrator to pay the cost of MCGREVY’s COBRA premiums for the month of December, 2008 (the “Coverage”) upon the delivery to Kreido by MCGREVY of a copy of the invoice from the COBRA administrator documenting the premium that is due for the continued participation. After December 31, 2008 continued participation shall be at MCGREVY’s expense. Nothing herein shall limit the right of Kreido to change the provider and/or the terms of its group healthcare plans for its employees at any time hereafter.
(f) Cooperation Period. MCGREVY agrees to make himself available from time to time between the Effective Date and January 31, 2009 when reasonably requested by the Company, to assist and cooperate with the Company with matters related to the business and affairs of the Company.
4. RELEASE OF COMPANY.
(a) Release. MCGREVY, for himself and for each of his affiliates, successors and assigns, knowingly and voluntarily waives, and fully and forever releases and discharges Company and each of its past, present and future officers, directors, agents, employees, attorneys, independent contractors, and affiliates, and their respective successors and assigns (collectively, the “Kreido Releasees”) from any and all liabilities, charges, claims, promises, demands, losses, rights, and actions, of any kind or nature, in law or in equity, actual or contingent, known or unknown, related to or arising out of his employment with Company or its termination which have arisen, occurred or existed at any time prior to the Effective Date of this Agreement. MCGREVY understands and agrees that this release and waiver applies to any and all forms of monetary or other relief which he might seek in connection with his employment or its termination.
(b) Knowing Waiver Of Employment-Related Claims. MCGREVY understands and agrees that, with the exception of potential employment-related claims specifically identified below, he is waiving any and all rights he may have or has, or in the future may have, to pursue against any of the Kreido Releasees any and all remedies available to him under employment-related causes of action, including without limitation, claims of wrongful discharge, breach of contract, breach of covenant of good faith and fair dealing, fraud, misrepresentation, violation of public policy, defamation, discrimination, harassment, personal injury, physical or emotional distress, interference with prospective economic advantage, claims for severance (except as provided for in this Agreement), claims for benefits or perquisites of exercise (including stock options). These include a release of all claims under any federal, state or local laws or regulations including, but not limited to, claims under: Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. §2000e et. seq.; the Age Discrimination in the Employment Act, 29 U.S.C. §621 et. seq.; the Americans With Disabilities Act; the Federal Rehabilitation Act; the Family and Medical Leave Act; Sarbanes-Oxley Act of 2002, 18 U.S.C. §1514A et. seq.; Civil Rights Employment Statutes, 42 U.S.C. §§1891 through 1988; Employment Retirement Income Security Act of 1974, 29 U.S.C. §1001 et. seq.; National Labor Relations Act 29 U.S.C. §151 et. seq.; the Health Insurance Portability and Accounting Act of 1996, Pub. Law 104-191; the Equal Pay Act of 1963; the Fair Credit Reporting Act, 15 U.S.C. § 1681, et. seq.; the California Fair Employment and Housing Act; the California Family Rights Act; California Labor Code §132a and §200 et. seq.; any applicable California Industrial Welfare Commission Order or Division of Labor Standards Enforcement Order or advisory ruling; California Civil Code § 1700 et. seq.; the Moore Brown Roberti Family Rights Act, Cal. Gov’t. Code § 12945.1, et. seq.; California Civil Code §§ 1798.29 and 1798.82; California Labor Code § 432.7; California Business & Prof. Code § 17200 et. seq.; California Labor Code § 1400, et. seq.; the California Constitution, Article I, § 1 and § 8; the California Investigative Consumer Reporting Agencies Act, California Civil Code § 1786, et. seq.; and California Civil Code § 1798.81, as well as any other provisions of the California Code and any other federal, state or local laws and regulations relating to employment, conditions of employment (including wage and hour laws) and/or employment discrimination. Claims not covered by the release provisions of this Agreement are (i) claims for unemployment insurance benefits, (ii) claims under the California Workers’ Compensation Act with the exception of any claim under California Labor Code 132(a) (discrimination in connection with filing a workers’ compensation claim), and (iii) for indemnification of MCGREVY pursuant to the California Labor Code and other applicable provisions of California law.

(c) Age discrimination is specifically intended to be included as a Released Action: MCGREVY specifically intends that this Agreement shall include a complete release of claims under the Age Discrimination in Employment Act of 1967 (ADEA; 29 U.S.C. §§ 621 et seq.), as amended by the Older Workers’ Benefit Protection Act of 1990, except for any allegation that a breach of this Act occurred following the Effective Date of this Agreement.
(d) MCGREVY represents and warrants that he has not assigned or transferred, or attempted to assign or transfer, to any person or entity, any of the claims he is releasing in this Agreement.
5. RELEASE OF MCGREVY. The Company, on behalf of itself and its affiliates, and on behalf of all past, present and future officers, directors and employees of Company, releases and fully and forever discharges MCGREVY and his successors and assigns from any and all liabilities, claims, and actions of any kind or nature, actual or contingent, known or unknown, relating to or arising out of any action taken by MCGREVY or omitted to be taken by MCGREVY during the term of his employment with Company, including, without limitation, breach of contract, or any federal, state or local laws relating in any way to MCGREVY’s employment with Company. Company understands and agrees that this release and waiver applies to any and all forms of monetary and other relief which they might seek in connection with MCGREVY’s employment by Company.
6. CALIFORNIA CODE WAIVER. MCGREVY and Company hereby specifically waive the provisions of Section 1542 of the California Civil Code (“Section 1542”) and any similar law of any other state, territory or jurisdiction. Section 1542 provides:
A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.
Furthermore, MCGREVY and Company acknowledge that he or it is aware that he or it may hereafter discover material facts in addition to or different from those that he or it now knows or believes to be true with respect to the subject matter of this Agreement, but that it is his or its intention to settle and release any and all claims, disputes, and differences referred to herein, known or unknown, suspected or unsuspected, fully, finally and forever relating to the subject matter of this Agreement. ACCORDINGLY, THE UNDERSIGNED EXPRESSLY WAIVES ANY AND ALL RIGHTS HE OR IT MAY HAVE UNDER CALIFORNIA CIVIL CODE SECTION 1542, OR ANY SIMILAR SUCH LAW IN ANY OTHER JURISDICTION.

7. SEVERABILITY OF RELEASE PROVISIONS. Each party agrees that if any provision of the releases given by this Agreement is found to be unenforceable, it will not affect the enforceability of the remaining provisions and the court shall enforce all remaining provisions to the extent permitted by law.
8. PROMISE TO REFRAIN FROM ASSISTING IN SUIT OR ADMINISTRATIVE ACTION. Neither party has commenced a suit, arbitration, charge or administrative proceeding against the other party as of the date hereof asserting any claim released in this Agreement. Each party agrees that he or it shall not advocate or incite the institution of, or assist or participate in, any suit, complaint, charge or administrative proceeding or arbitration by any other person against the other party hereto or any of the Kreido Releases unless compelled by legal process to do so.
9. COMPANY PROPERTY. MCGREVY represents and warrants that he has not entered into any agreements, instruments, leases, commitments or understandings, written or oral, that are binding on Company or that transfer, encumber or improperly disclose intellectual property of the Company. MCGREVY represents and warrants that there are no computers, laptops, software programs, cell telephones, blackberry communication systems, inventions, know-how or trade secrets manifested in writing, business or performance plans or programs or other equipment or assets of Company that are in his possession or control.
10. NON DISPARAGEMENT. Each party agrees not to make any statements, remarks or comments to third parties, orally or in writing, that actually disparages or tends to disparage, defame, adversely identify, denigrate, or create a negative image of the other party or the affiliates, officers, directors, employees or known agents of the other party. The covenants in this Section 10 shall survive the execution of this Agreement for a period of three (3) years. Each party understands and agrees that the breach of this provision constitutes a breach of this entire Agreement for which the injured party may seek appropriate action at law or in equity. Truthful testimony compelled by legal process or in the context of enforcing the terms of this Agreement or other rights, powers, privileges, or claims not released by this Agreement shall not be considered a violation of this provision by either party. Kreido agrees to inform its officers, directors and board advisors promptly of Kreido’s duty of non-disparagement under this Section 10 and to direct each of them individually not to disparage MCGREVY to any other individual or entity.
11. PROMISE TO MAINTAIN CONFIDENTIALITY OF KREIDO’S CONFIDENTIAL INFORMATION. MCGREVY acknowledges that due to the position he has occupied and the responsibilities he has had at Kreido, he has received confidential information concerning Kreido’s trade secrets, products, research and development, sale prices, contracts, and MCGREVY hereby promises and agrees that, unless compelled by legal process, he will not disclose to others and will keep confidential all information he has received while employed by Kreido concerning, without limitation, Kreido’s products and procedures technology, trade secrets, research and development, the identities of Kreido’s vendors suppliers, the terms of any contracts with third parties, and the like (“Confidential Information”). MCGREVY agrees that a violation by him of the foregoing obligation to maintain the confidentiality of Kreido’s Confidential Information will constitute a material breach of this Agreement.

12. SPECIFIC ACKNOWLEDGEMENTS.
(a) MCGREVY acknowledges that Company has advised him to consult with an attorney about the terms of this Agreement and the release provided herein before signing it. MCGREVY further acknowledges that Company has given him a period of twenty one (21) days in which to consider the terms and binding effect of the release and waiver herein, and to decide whether he wishes to sign it. MCGREVY further understands that if he signs this Release, he will have seven (7) days thereafter in which to change his mind and revoke it. MCGREVY agrees that if he decides to revoke this Agreement within the seven (7) day revocation period, he will inform the Company of his decision by written notice addressed to the Company at 1070 Flynn Road, Camarillo, California, Attn: Chief Financial Officer and delivered within such seven (7) day period. MCGREVY understands and agrees that the release and waiver provisions are not effective or enforceable until the expiration of the seven (7) day revocation period.
(b) MCGREVY and Company state that they have carefully read this Agreement; that they understand its final and binding effect; that the only promises made to each other to sign this Agreement are those stated above; and that they are each signing this document voluntarily.
(c) The parties hereby acknowledge that they have read and understand this Agreement and they sign this Agreement voluntarily and without coercion.
(d) The parties acknowledge that they have had the opportunity to be represented in the negotiations and the preparation of this Agreement by counsel of their own choosing, and that they have entered into this Agreement voluntarily, without coercion, and based upon their own judgment and not in reliance upon any representations or promises made by the other party or parties or any attorneys, other than those contained within this Agreement. The parties further agree that if the facts or matters upon which they now rely in making this Agreement hereafter prove to be otherwise, this Agreement will remain in full force and effect.
(e) MCGREVY understands that following the execution of this Agreement, the Company shall issue one or more public announcements concerning the termination of MCGREVY’s employment.
(f) This Agreement shall become effective and binding upon the parties eight (8) days after full execution thereof (“Effective Date”), so long as MCGREVY has not revoked it within the time period and in the manner specified in Section 12(a) above.
13. DISPUTE RESOLUTION.
(a) Any disputes arising under this Agreement shall be settled in Camarillo, California, through mediation first, and failing successful resolution, binding arbitration applying the rules and procedures of the American Arbitration Association.
(b) In the event of any legal proceeding, litigation or alternative dispute resolution process (including arbitration as specified in this Section 13) between the Parties respecting or arising out of this Agreement, the substantially prevailing party shall be entitled to recover his or its reasonable attorneys’ fees and other costs in connection with and including, without limitation, any attorneys’ fees incurred after a judgment has been entered by an arbitrator or court of competent jurisdiction; provided, however, that if a party files any legal proceeding, litigation or demand for arbitration without first making a request for mediation pursuant to Section 13(a), that party shall not be entitled to attorneys’ fees and other costs regardless whether such party would have been entitled to those attorneys’ fees and costs hereunder or by operation of law.

14. MISCELLANEOUS.
(a) This instrument constitute the complete agreement between MCGREVY and Company regarding the termination of MCGREVY’s employment with Company, and all prior or contemporaneous agreement are merged herein and superseded hereby. The headings used in this Agreement are for the purpose of organization and are not intended to inform, alter or control the terms of this Agreement.
(b) Each party agrees to execute and deliver promptly such further documents and instruments as may, in the opinion of counsel of the other party, be required to effect or complete the transaction contemplated herein.
(c) This Agreement is made and entered into at Camarillo, California, which state’s laws shall govern this Agreement.
(d) This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together will constitute one and the same instrument.
(e) The parties agree that this Agreement shall be construed without regard to the drafter of the same and shall be construed as though each party to this Agreement participated equally in the preparation and drafting of this Agreement.
(f) All notices, requests, demands and other communications required or permitted to be given under this Agreement shall be deemed to have been given if in writing and delivered personally or mailed first-class, postage prepaid, registered or certified mail, delivered by a regular overnight delivery service addressed to the parties at the addresses set forth below. All such notices, requests, demands, waivers and other communications shall be deemed to have been received (w) if by personal delivery on the day after such delivery, (x) if by certified or registered mail, on the third business day after the mailing thereof, (y) if by next-day or overnight mail or delivery, on the day delivered, (z) if by facsimile, on the next day following the day on which such telecopy was sent, provided that a copy is also sent by certified or registered mail. Either party may designate, by notice in writing, a new or additional address to which any notice, demand or communication may hereafter be so given or sent.
(g) The following terms shall have the following meanings in this Agreement:

Fixed Severance Payment:	$25,000

Contingent Severance Pay:	$75,000

IN WITNESS WHEREOF, this Agreement is made and executed as of the day and year first above written.

MCGREVY:

/s/ Alan McGrevy (Signature)

Alan McGrevy
Address: [on file]

KREIDO BIOFUELS, INC., a Nevada corporation

By: /s/ G.A. Ben Binninger
Title: Chief Executive Officer

KREIDO LABORATORIES, a California corporation

By: /s/ G.A. Ben Binninger
Title: Chief Executive Officer

Common address:

1070 Flynn Road
Camarillo, California 93012
Attn: Chief Financial Officer